Exhibit J(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 107 to Registration Statement No. 2-39334 on Form N-1A of our reports dated February 22, 2019, relating to the financial statements and financial highlights of MML Blue Chip Growth Fund, MML Equity Income Fund, MML Equity Index Fund, MML Focused Equity Fund, MML Foreign Fund, MML Fundamental Growth Fund, MML Fundamental Value Fund, MML Global Fund, MML Growth & Income Fund, MML Income & Growth Fund, MML International Equity Fund, MML Large Cap Growth Fund, MML Managed Volatility Fund, MML Mid Cap Growth Fund, MML Mid Cap Value Fund, MML Small Cap Growth Equity Fund, MML Small Company Value Fund, MML Small/Mid Cap Value Fund, MML Total Return Bond Fund, MML Conservative Allocation Fund, MML Balanced Allocation Fund, MML Moderate Allocation Fund, MML Growth Allocation Fund, MML Aggressive Allocation Fund, MML American Funds Growth Fund, MML American FundsInternational Fund, and MML American Funds Core Allocation Fund, each a series of MML Series Investment Fund, each appearing in the Annual Report on Form N-CSR of MML Series Investment Fund for the year ended December 31, 2018.

We also consent to the references to us under the headings “Financial Highlights” in each Prospectus and “Disclosure of Portfolio Holdings – Other Disclosures” and “Independent Registered Public Accounting Firm” in each Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 30, 2019